EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-209610, No. 333-193098, and No. 333-180219 on Form S-8 and Registration Statement No. 333-188728 and No. 333-201827 on Form S-3 of our reports dated November 17, 2016, relating to the consolidated financial statements of MACOM Technology Solutions Holdings, Inc., and the effectiveness of MACOM Technology Solutions Holdings, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended September 30, 2016.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
November 17, 2016